Exhibit 23.2

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 27, 2025, with respect to the consolidated financial statements of Foot Locker, Inc. and subsidiaries (the Company) including the consolidated balance sheets as of February 1, 2025 and February 3, 2024, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the three-year period ended February 1, 2025 and related notes (collectively, the financial statements), and the effectiveness of internal control over financial reporting, incorporated herein by reference to the Form 8-K filed on September 8, 2025 (as amended by Form 8-K/A on September 18, 2025), and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

New York, New York
September 21, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.